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EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
May 1, 2002

Dear Sir or Madam:

We have read the first three (3) paragraphs of Item 4 included in the Form 8-K dated May 1, 2002, of Jos. A. Bank Clothiers, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP



Enclosures

Cc:  Dave Ullman, Chief Financial Officer
     Jos. A. Bank Clothiers, Inc.